Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-1

SunPower Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.0001 per share	(1)	457(a)	22,381,878	$1.8675	$41,798,157.16	0.0001381	$5,772.33

Total Offering Amounts:							$41,798,157.16		5,772.33
Total Fees Previously Paid:									0.00
Total Fee Offsets:
Net Fee Due:									$5,772.33

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Offering Note(s)

(1)	Pursuant to Rule 416(a) of the Securities Act, there are also being registered an indeterminable number of additional shares of common stock, par value $0.0001 per share (“common stock”) of SunPower Inc. (the “Company”) as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

Includes (i) up to 22,206,878 shares of common stock that may be issued to YA II PN, LTD (“Yorkville”) pursuant to convertible promissory notes that have been or may be issued by the registrant to Yorkville pursuant to the standby equity purchase agreement, dated as of January 27, 2026, by and between the registrant and Yorkville (the “SEPA”) and (ii) 175,000 shares of common stock the registrant issued to Yorkville as consideration for its commitment to purchase shares of the registrant’s common stock pursuant to the SEPA.

Estimated solely for the purpose of calculating the registration fee, based on the average of the high and low prices of the shares of Common Stock on the Nasdaq Stock Market on January 28, 2026. This calculation is in accordance with Rule 457(c) of the Securities Act.